EXHIBIT 10.1

THIS AGREEMENT is dated 22 March 2017

BETWEEN

(1)	ReActive Medical Limited, LTD, a company incorporated and registered in Nevada, USA with company number 33-1220924 whose registered office is 29 Fitzwilliam Street Upper Dublin 2, Ireland (“ReActive”); and

(2)	Dr. Saoirse O’Sullivan, PhD an individual residing at ______________, United Kingdom (“Consultant”).

BACKGROUND

(A)	The Consultant has considerable knowledge, experience and expertise in providing services similar to the Services (as defined below).

(B)	In reliance upon such knowledge, experience and expertise, ReActive wishes to engage the Consultant to carry out the Services upon the terms and conditions of this agreement.

NOW, THEREFORE, in consideration of the promises, the mutual covenants, terms and conditions hereinafter set forth, THE PARTIES AGREE AS FOLLOWS:

DEFINITIONS AND INTERPRETATION

1.1	The following definitions and rules of interpretation apply in this agreement (unless the context requires otherwise):

“Affiliate” means any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with, any party from time to time. For the avoidance of doubt, ReActive Inc, and any portfolio companies thereof shall be deemed not to be an Affiliate of ReActive.;

“Applicable Laws” means applicable legislation and regulations and other regulatory requirements in force from time to time;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) when the banks in London are open for business;

“Commencement Date” means 22 March 2017;

“Confidential Information” means any information, data and material of any nature including but not limited to information comprising or relating to concepts, discoveries, software, data, designs, formulae, ideas, inventions, methods, models, procedures, designs for experiments and tests, results of experimentation and testing, processes, specifications and techniques, whether or not protected by Intellectual Property Rights or any applications for such (whether or not recorded in a document, and whether or not marked as confidential), owned by ReActive including those embodied in the Materials and/or the Services Data;

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“Control” means that a person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other person, whether through the ownership of voting shares, by contract or otherwise, and Controls and Controlled shall be interpreted accordingly;

“Engagement”means the engagement of the Consultant by ReActive on the terms of this agreement;

“Fees” means the fees payable to the Consultant in consideration of the performance of the Services in accordance with clause 5;

“Intellectual Property Rights” means all intellectual property rights, including all patent applications, patents (including any divisions, renewals, continuations or extensions or reissues) supplementary protection certificates, utility models, trade and service marks, trade names, business names, rights in domain names, rights in passing off, registered designs, registered and unregistered design rights, rights in designs, copyright and related rights, and moral rights, rights in databases, database rights, rights to inventions, knowhow, trade secrets and confidential information (including all inventions, discoveries and data relating to any such invention or discovery), any rights or property similar to any of the foregoing in any part of the world whether registered or not registered together with all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world. “Intellectual Property Right” means any one of the Intellectual Property Rights;

“Materials” means all tangible materials made available by or on behalf of ReActive to the Consultant;

“Services” means the services described in Schedule 1 hereto and otherwise as may be agreed between the parties from time to time;

“Services Data” means any data, documents, products, software, drawings, designs, models, reports, correspondence (electronic or otherwise), specifications, disks, tapes and all other tangible materials composed or generated by or on behalf of the Consultant in connection with the Services;

“Termination Date” means the date of termination of this agreement, howsoever arising;

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction or interpretation.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

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1.5	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.6	The Schedule forms part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedule.

1.7	References to a “party” are to a party to this agreement and “parties” shall be construed accordingly.

1.8	Any words following the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

TERM OF ENGAGEMENT

2.1	ReActive shall engage the Consultant and the Consultant shall provide the Services on the terms of this agreement.

2.2	The Engagement shall commence on the Commencement Date and shall continue until termination according to clause 11.

PERFORMANCE OF THE SERVICES

3.1	All Services shall be provided in accordance with a Work Order. With respect to each Work Order, ReActive shall first specify a scope of work required by ReActive, and thereafter the Parties shall agree the terms of the applicable Work Order.

3.2	The Consultant shall provide the Services to ReActive in accordance with each Work Order, and otherwise in accordance with:

3.2.1	the terms and conditions of this agreement;

3.2.2	any other instructions given by ReActive, whether given orally or in writing; and

3.2.3	all Applicable Laws.

3.3	During the Engagement the Consultant shall:

3.3.1	provide the Services with all due care, skill and ability according to applicable industry standards, and use his best endeavours to promote the interests of ReActive and its Affiliates;

3.3.2	unless prevented by ill health or accident, devote sufficient time to the carrying out of the Services in accordance with the relevant Work Order; and

3.3.3	promptly give to ReActive all such information and reports as it may reasonably require in connection with matters relating to the provision of the Services.

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3.4	The Consultant will ensure that all of the Services are completed within the timeframes set out in the relevant Work Order or as otherwise agreed in writing by ReActive. Deviation from the agreed timeframes must be agreed in advance and in writing with ReActive. The Consultant shall immediately advise ReActive in writing of the occurrence of any event that may delay the performance of the Services and the parties shall agree how to manage any such delays.

3.5	The Consultant shall act in the best interests of ReActive but has no authority to incur any expenditure in the name of or for the account of ReActive and shall not represent itself as ReActive’ agent and shall not use the name of ReActive in any publication without the prior written consent of ReActive.

3.6	If the Consultant is unable to provide the Services due to illness or injury, she shall advise ReActive of that fact as soon as reasonably practicable. For the avoidance of doubt, no Fees shall be payable in accordance with clause 5 in respect of any period during which the Services are not provided.

3.7	The Consultant shall use reasonable endeavours to ensure that he is available at all times on reasonable notice to provide such assistance or information as ReActive may require.

3.8	The Consultant shall comply with all reasonable standards of safety and comply with ReActive’ health and safety procedures from time to time in force at the premises where the Services are provided and report to ReActive any unsafe working conditions or practices.

3.9	The Consultant shall comply with ReActive’ policies on social media, use of information and communication systems, anti-harassment and bullying, no smoking, dress code, and substance misuse.

3.10

The Consultant shall comply with all applicable laws, regulations, codes and sanctions relating to anti-bribery and anti-corruption including the Bribery Act 2010. Failure to comply with this clause 3.10 may result in the immediate termination of this agreement.

REACTIVE’S OBLIGATIONS

ReActive shall provide to the Consultant such Materials and Confidential Information owned by ReActive and which ReActive deems necessary to assist the Consultant in the provision of the Services.

FEES AND EXPENSES

5.1	In consideration of the performance of the Services specified in a Work Order to ReActive’ satisfaction, ReActive shall pay the Consultant those fees specified in the Work Order, inclusive of VAT as appropriate (the “Fees”). No Fees shall be payable to the extent not specified in a Work Order, unless ReActive expressly agrees otherwise in writing. On the last working day of each month the Consultant shall submit to ReActive an invoice detailing the time the Consultant has worked during the month, the Services provided and the amount of Fees payable (plus VAT, if applicable) for the Services during that month, all as specified in the relevant Work Order.

5.2	ReActive shall pay each correct and undisputed invoice submitted by the Consultant in accordance with clause 5.1 within thirty (30) days of receipt. All payments to Consultant shall be made to an account notified to ReActive by the Consultant.

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5.3	ReActive shall be entitled to deduct from the Fees (and any other sums) due to the Consultant any sums that the Consultant may owe to ReActive or its Affiliates at any time.

5.4	Payment in full or in part of the Fees claimed under this clause 5 shall be without prejudice to any claims or rights of ReActive or its Affiliates against the Consultant in respect of the provision of the Services.

5.5	In addition to the Fees, ReActive shall reimburse all reasonable expenses properly and necessarily incurred by the Consultant in the course of, and as specified in a Work Order, subject to the Consultant providing appropriate receipts or other appropriate evidence of payment in support of such expenses and provided that the Consultant shall obtain ReActive’ prior written consent to the incurring of any expense in excess of one hundred pounds (£100) and that all expenses are as specified in the Work Order.

5.6	If the Consultant is required to travel abroad in the course of the Engagement he shall be responsible for any necessary insurances, inoculations and immigration requirements.

OTHER ACTIVITIES

6.1	Nothing in this agreement shall prevent the Consultant from being engaged, concerned or having any financial interest in any capacity in any other business, trade, profession or occupation during the Engagement provided that:

6.1.1	such activity does not cause a breach of any of the Consultant’s obligations under this agreement and is not competitive with ReActive’s business;

6.1.2	the Consultant shall give priority to the provision of the Services to ReActive over any other business activities outside of her obligations to University of Nottingham undertaken by the Consultant during the course of the Engagement.

CONFIDENTIAL INFORMATION

7.1	The Consultant acknowledges that in the course of the Engagement he will have access to Confidential Information. The Consultant therefore agrees to accept the restrictions in this clause 7.

7.2	The Consultant shall not, either during the Engagement or at any time after the Termination Date, disclose to any person for any reason, or use for any purpose except as is necessary for the performance of the Services in accordance with the terms of this agreement, any Confidential Information and the Consultant shall and shall use his best endeavours to prevent the publication or disclosure of any Confidential Information, subject to clause 7.3.

7.3	The restrictions and confidentiality obligations referred to in clause 7.2 do not apply to:

7.3.1	any use or disclosure authorised by ReActive or required by law; or

7.3.2	any information which, the Consultant can show by written evidence, is already in, or comes into, the public domain otherwise than through the Consultant’s unauthorised disclosure.

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7.4	At any stage during the Engagement, the Consultant will promptly on request:

7.4.1	return to ReActive any and all documents and materials containing, reflecting, incorporating, or based on any Confidential Information (including any reproduction, notes, summaries, print-outs and copies of information stored in electronic or computerised systems) and any other items put at the Consultant’s disposal by or on behalf of ReActive under or otherwise in relation to this agreement;

7.4.2	after transferring to ReActive all Confidential Information stored in electronic or computerised systems under the control of the Consultant, immediately delete any copies of the same from such systems; and

7.4.3	certify in writing to ReActive that he has complied with the requirements of this clause 7.4.

DATA PROTECTION

8.1	The Consultant consents to ReActive and its Affiliates holding and processing data relating to him for legal, personnel, administrative and management purposes and in particular to the processing of any “sensitive personal data” (as defined in the Data Protection Act 1998) relating to the Consultant including, as appropriate:

8.1.1	information about the Consultant’s physical or mental health or condition in order to monitor sickness absence;

8.1.2	the Consultant’s racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; and

8.1.3	information relating to any criminal proceedings in which the Consultant has been involved, for insurance purposes and in order to comply with legal requirements and obligations to third parties.

8.2	The Consultant consents to ReActive making such information available to its Affiliates and those who provide products or services to ReActive and its Affiliates such as advisers, regulatory authorities, governmental or quasigovernmental organisations and potential purchasers of ReActive or its Affiliates or any part of its business.

8.3	The Consultant consents to the transfer of such information to ReActive’ and its Affiliates’ business contacts outside the European Economic Area in order to further their business interests.

8.4	The Consultant shall comply with ReActive’ data protection policy and relevant obligations under the Data Protection Act 1998 and associated codes of practice when processing personal data relating to any employee, worker, customer, client, supplier or agent of ReActive.

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OWNERSHIP

9.1	For the avoidance of doubt, Intellectual Property Rights that are owned by ReActive prior to the commencement of this agreement and used in connection with the performance of this agreement shall remain the property of ReActive.

9.2	All Services Data shall be owned by ReActive. All Intellectual Property Rights in the Services Data and all other Intellectual Property Rights composed, generated or subsisting in or attaching to anything conceived or created by the Consultant in connection with the Services performed by the Consultant whether alone or in conjunction with any other employee of ReActive shall be the sole property of ReActive.

9.3	The Consultant acknowledges that all Confidential Information and Materials received in connection with the Consultant’s duties under this agreement is and shall remain the exclusive property of ReActive.

9.4	Nothing under this agreement constitutes a grant of a licence under any Intellectual Property Rights of ReActive.

INTELLECTUAL PROPERTY RIGHTS

10.1	The Consultant hereby assigns to ReActive all existing and future Intellectual Property Rights in the Services Data and all materials embodying such rights to the fullest extent permitted by law. Insofar as they do not vest automatically by operation of law or under this agreement, the Consultant shall hold legal title in such rights and inventions on trust for ReActive.

10.2	The Consultant undertakes:

10.2.1	to keep confidential the details of all Services Data;

10.2.2	whenever requested to do so by ReActive and in any event on the termination of the Engagement, promptly to deliver to ReActive all correspondence, data, documents, papers and records on all media (and all copies or abstracts of them), recording or relating to any part of the Services Data and the process of their creation which are in his possession, custody or power;

10.2.3	not to register nor attempt to register any of the Intellectual Property Rights in the Services Data unless requested to do so by ReActive; and

10.2.4	to do all acts necessary to confirm that absolute title in all Intellectual Property Rights in the Services Data has passed, or will pass, to ReActive.

10.3	The Consultant warrants to ReActive that:

10.3.1	he has not given and will not give permission to any third party to use any of the Services Data, nor any of the Intellectual Property Rights in the Services Data; and

10.3.2	he is unaware of any use by any third party of any of the Services Data or Intellectual Property Rights in the Services Data.

10.4	The Consultant irrevocably waives any moral rights in the Services Data to which he is now or may at any future time be entitled under Chapter IV of the Copyright Designs and Patents Act 1988 or any similar provisions of law in any jurisdiction.

10.5	The Consultant acknowledges that, except as provided by law, no further fees or compensation other than that provided for in this agreement are due or may become due to the Consultant in respect of the performance of his obligations under this clause 10.

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10.6	The Consultant undertakes, at the expense of ReActive, at any time either during or after the Engagement, to execute all documents, make all applications, give all assistance and do all acts and things, at the expense of ReActive and at any time either during or after the Engagement, as may, in the opinion of ReActive, be necessary or desirable to vest the Intellectual Property Rights in, and to register or obtain patents or registered domains in, the name of ReActive and to defend and hold harmless ReActive against claims that works embodying any Intellectual Property Rights or any Services Data infringe the rights of a third party, and otherwise to protect and maintain the Intellectual Property Rights in the Services Data.

TERMINATION

11.1	Notwithstanding the provisions of clause 2, ReActive shall be entitled to terminate this agreement with immediate effect upon written notice if:

11.1.1	the Consultant shall neglect or refuse to carry out duties reasonably requested by ReActive hereunder;

11.1.2	the Consultant is, in the reasonable opinion of ReActive, negligent or incompetent in the performance of the Services;

11.1.3	the Consultant is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984;

11.1.4	the Consultant is incapacitated (including by reason of ill health or accident) from providing the Services;

11.1.5	the Consultant commits any fraud or dishonesty or acts in any manner which in the opinion of ReActive brings or is likely to bring ReActive or any of its Affiliates into disrepute or is materially adverse to the interests of ReActive or any of its Affiliates;

11.1.6	the Consultant commits any offence under the Bribery Act 2010; or

11.1.7	any permit or regulatory licence is permanently revoked preventing the performance of the Services by the Consultant.

11.2	Without prejudice to any other rights or remedies available to it, ReActive may terminate this agreement at any time on giving the Consultant one (1) month’s prior written notice.

11.3	Without prejudice to any other rights or remedies available to it, either party may terminate this agreement with immediate effect by giving written notice to the other party if:

11.3.1	the other party commits a material breach of any term of this agreement, which breach is irremediable or, if such breach is remediable, fails to remedy that breach within a period of thirty (30) days after being notified in writing to do so; or

11.3.2	the other party repeatedly breaches any of the terms of this agreement in such a manner as to reasonably justify the opinion that its conduct is inconsistent with it having the intention or ability to give effect to the terms of this agreement.

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CONSEQUENCES OF TERMINATION

12.1	On the Termination Date the Consultant shall:

12.1.1	promptly refrain from using or sharing with any third party under this agreement any Confidential Information;

12.1.2

immediately return to ReActive any and all documents and materials containing, reflecting, incorporating, or based on any Confidential Information (including any reproduction, notes, summaries, print-outs and copies of information stored in electronic or computerised systems) and any other items put at the Consultant’s disposal by or on behalf of ReActive under or otherwise in relation to this agreement;

12.1.3

after transferring to ReActive all Confidential Information stored in electronic or computerised systems under the control of the Consultant, immediately delete any copies of the same from the system; and

12.1.4	certify in writing to ReActive that he has complied with the requirements of this clause 12.1.

12.2

Where required by ReActive, the Consultant shall provide all reasonable assistance to facilitate the transfer of the performance of services similar to and in succession of the Services to a third party provider.

12.3

The provisions of clauses 7, 9, 10, 13 and 20, together with any provision of this agreement that expressly or by implication is intended to come into or continue in force on or after termination or expiry of this agreement, shall remain in full force and effect.

STATUS

13.1	The relationship of the Consultant to ReActive will be that of independent contractor and nothing in this agreement shall render him an employee, worker, agent or partner of ReActive and the Consultant shall not hold himself out as such.

13.2	This agreement constitutes a contract for the provision of services and not a contract of employment and accordingly the Consultant shall be fully responsible for and shall indemnify ReActive or any of its Affiliates for and in respect of:

13.2.1	any income tax, National Insurance and social security contributions and any other liability, deduction, contribution, assessment or claim arising from or made in connection with the performance of the Services, where the recovery is not prohibited by law. The Consultant shall further indemnify ReActive against all reasonable costs, expenses and any penalty, fine or interest incurred or payable by ReActive in connection with or in consequence of any such liability, deduction, contribution, assessment or claim; and

13.2.2	any liability arising from any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by the Consultant against ReActive arising out of or in connection with the provision of the Services.

13.3	ReActive may at its option satisfy such indemnity (in whole or in part) by way of deduction from any payments due to the Consultant.

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NOTICES

14.1	Any notice or other communication given to a party under or in connection with this contract shall be in writing and shall be:

14.1.1	delivered by hand or by pre-paid first-class post or other next working day delivery service at its registered office (if a company) or its principal place of business (in any other case); or

14.1.2	sent by fax to its main fax number;

14.1.3	sent by email to peter@reactivemedical.com, in the case of ReActive, and __________________ in the case of Consultant.

14.2	Any notice or communication shall be deemed to have been received:

14.2.1	if delivered by hand, on signature of a delivery receipt;

14.2.2	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service;

14.2.3	if sent by fax, at 9.00 am on the next Business Day after transmission; or

14.2.4	contemporaneously if effectively sent by email.

14.3	This clause 14 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

14.4	A notice given under this agreement shall be valid if effectively sent by e-mail to the email address specified herein for the purpose.

ENTIRE AGREEMENT

15.1	This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

15.2	Each party acknowledges that in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

15.3	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

15.4	Nothing in this clause 15 shall limit or exclude any liability for fraud.

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VARIATION

No variation of this agreement [or of any of the documents referred to in it] shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

THIRD PARTY RIGHTS

18.1	A person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

18.2	The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.

GOVERNING LAW AND JURISDICTION

19.1	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

19.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This agreement has been entered into on the date stated at the beginning of it.

SCHEDULE 1

SERVICES

Development of ReActive technology and intellectual property for developing a leading position for plant and synthetic derived cannabinoid therapeutics for human clinical trials.

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APPENDIX 1

WORK ORDER 1

•	DETAILS OF THE WORK TO BE CARRIED OUT;
TBD

•	THE LOCATION(S) WHERE THE SERVICES ARE TO BE PERFORMED;

At Consultant Home.

•	REPORTING PROCEDURE;

The consultant will report directly to Greg Gorgas.

•	ANY MILESTONES FOR COMPLETION OF PARTICULAR PROJECTS;

No milestones are determined

•	FEES;

ReActive will pay the consultant a fee of £1,600.00 per calendar month for a commitment of 1 day of consultancy time per week.

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Signed by Peter O'Brien on behalf of REACTIVE MEDICAL INC.

/s/ Peter O’Brien
Name:	Peter O’Brian
Title:	President

Date: 22 March 2017

/s/ Saoirse O’Sullivan
Signed by:	Dr. Saoirse O’Sullivan
Name:	Saoirse O’Sullivan

Date: 22 March 2017

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